Exhibit 5.1

July 21, 2016

NIKE, Inc.

One Bowerman Drive

Beaverton, Oregon 97005-6453

Re: Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of debt securities (“Debt Securities”) of NIKE, Inc., an Oregon corporation (the “Company”). The Debt Securities may be issued in an unspecified principal amount. The Registration Statement provides that the Debt Securities may be offered in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We have assumed for purposes of our opinion certain matters with respect to the Company, including the valid existence, good standing, power and authority of the Company.

The opinion set forth below is limited to the law of New York. Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “blue sky” laws, or (ii) state or federal antitrust laws.

For purposes of the opinion set forth below, we refer to the following as the “Future Authorization and Issuance” of the Debt Securities: (a) the authorization by the Company of the amount, terms and issuance of such Debt Securities (the “Authorization”); (b) the authorization, execution and delivery of the indenture or a supplemental indenture relating to such Debt Securities by the Company and the trustee thereunder and/or (c) the establishment of the terms of such Debt Securities by the Company in conformity with the applicable indenture or supplemental indenture and applicable law, and (d) the execution, authentication and issuance of such Debt Securities in accordance with the applicable indenture or supplemental indenture, applicable law and the Authorization therefor upon the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization.

NIKE, Inc.

July 21, 2016

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that upon the Future Authorization and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Company.

Our opinion set forth above is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and unconscionability), regardless of whether considered in a proceeding in equity or law.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ Goodwin Procter LLP

GOODWIN PROCTER LLP